CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 28, 2013, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 28 (included in Van Kampen Unit Trusts, Taxable Income Series 310) as of January 31, 2013, and for the period from February 15, 2011 (date of deposit) through January 31, 2012 and for the year ended January 31, 2013 and the financial highlights for the period from February 15, 2011 (date of deposit) through January 31, 2012 and for the year ended January 31, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-170269) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 28, 2013